Exhibit 10.6
EXECUTION VERSION

$450,000,000
TERM LOAN CREDIT AGREEMENT
Dated as of May 22, 2008
among
MCJUNKIN RED MAN HOLDING CORPORATION,
as the Borrower
The Several Lenders
from Time to Time Parties Hereto
GOLDMAN SACHS CREDIT PARTNERS L.P. and
LEHMAN BROTHERS INC.,
as Co-Lead Arrangers and Joint Bookrunners
LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent and Collateral Agent
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent

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SCHEDULES

Schedule 1.1 (C)	Commitments and Addresses of Lenders
Schedule 1.1 (D)	Excluded Subsidiaries
Schedule 1.1(E)	Initial Cost Savings
Schedule 8.12	Subsidiaries
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 9.17(B)	Post-Closing Actions
Schedule 14.2	Notice Addresses

EXHIBITS

Exhibit D	Form of Sponsor Affiliated Lender Waiver
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of Pledge Agreement
Exhibit G	Form of Security Agreement
Exhibit H	[Intentionally Omitted]
Exhibit I	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit J	Form of Closing Certificate
Exhibit K	Form of Assignment and Acceptance
Exhibit L	Form of Promissory Note

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     TERM LOAN CREDIT AGREEMENT dated as of May 22, 2008, among MCJUNKIN RED MAN HOLDING CORPORATION, a Delaware corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Co-Lead Arrangers and Joint Bookrunners, Lehman Commercial Paper Inc., as Administrative Agent and Collateral Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1).
     WHEREAS, Borrower owns 100% of the outstanding equity interests of McJunkin Red Man Corporation (f/k/a McJunkin Corporation), a West Virginia corporation (“McJunkin Opco”);
     WHEREAS, on January 31, 2007 (the “Original Closing Date”), McJunkin Opco, Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as the co-lead arrangers and joint bookrunners, Lehman Commercial Paper Inc., as administrative agent and collateral agent, and Goldman Sachs Credit Partners L.P., as the syndication agent, entered into that certain term loan credit agreement (as amended, restated, increased or otherwise supplemented from time to time in accordance with the McJunkin Opco Loan Documents (as hereinafter defined), the “McJunkin Opco Term Loan Credit Agreement”) to, among other things, provide a portion of the consideration for the acquisition of McJunkin Corporation (the “McJunkin Transaction”);
     WHEREAS, on October 31, 2007 (the “Red Man Closing Date”), McJunkin Opco, Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as the co-lead arrangers and joint bookrunners, The CIT Group/Business Credit, Inc., as administrative agent and co-collateral agent, Bank of America, N.A., as co-collateral agent, and Goldman Sachs Credit Partners L.P., as the syndication agent, entered into that certain revolving credit agreement (as amended, restated, increased or otherwise supplemented from time to time in accordance with the McJunkin Opco Loan Documents (as hereinafter defined), the “McJunkin Opco Revolving Credit Agreement”) to, among other things, provide a portion of the consideration for the acquisition of Red Man Pipe & Supply Co. (the “Red Man Transaction”);
     WHEREAS, certain of the Investors made an additional equity investment in the amount of $475,000,000 in PVF Holdings LLC f/k/a McJ Holding LLC (“Holdings”) (which equity investment was contributed to Borrower and in turn to McJunkin Opco in exchange for common Stock) on the Red Man Closing Date to provide a portion of the consideration for the Red Man Transaction;
     WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of Term Loans, in an aggregate principal amount of $450,000,000;
     WHEREAS, the repayment of the Term Loans will be secured by perfected security interests in and liens upon substantially all of the personal property and certain real property of the Borrower;

     WHEREAS, the proceeds of up to $25,000,000 of revolving credit loans made available to McJunkin Opco pursuant to the McJunkin Opco Revolving Credit Agreement will be distributed to the Borrower and used by the Borrower, together with the proceeds of the Term Loans, on the Closing Date solely to fund a distribution to and/or stock redemption from the Investors in an aggregate amount not to exceed $475,000,000 (such distribution to and/or stock redemption, the “Special Equity Dividend”); and
     WHEREAS, the Lenders are willing to make available to the Borrower such term loans, upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
          SECTION 1. Definitions
     1.1  Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
     “ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).
     “Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
     “Acquisition Transactions” shall mean, collectively, the McJunkin Transaction, the Red Man Transaction and the transactions contemplated by the McJunkin Opco Credit Agreements and the acquisition documents with respect to the McJunkin Transaction and the Red Man Transaction.
     “Acquisition Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Acquisition Transactions, the McJunkin Opco Credit Agreements and the other McJunkin Opco Loan Documents and the transactions contemplated thereby.
     “Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.
     “Administrative Agent” shall mean Lehman Commercial Paper Inc., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 13.

     “Administrative Agent’s Office” shall mean in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent located at 745 Seventh Avenue, New York City, New York, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
     “Administrative Questionnaire” shall have the meaning provided in Section 14.6(b).
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
     “Agent Parties” shall have the meaning provided in Section 14.17(c).
     “Agents” shall mean each Co-Lead Arranger, the Administrative Agent, the Collateral Agent and the Syndication Agent.
     “Agreement” shall mean this Term Loan Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
     “Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is a Term Loan, 2.25% per annum.
     “Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan that is a Term Loan, 3.25% per annum.
     “Approved Fund” shall have the meaning provided in Section 14.6.
     “Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary, including any sale of any Stock or Stock Equivalents of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any (a) transaction permitted by Section 10.4 of the McJunkin Opco Term Loan Credit Agreement, other than transactions permitted by Section 10.4(b) thereof or (b) Disposition of Revolving Credit Collateral (as defined in the Intercreditor Agreement); provided, that this clause (b) shall only apply prior to a Discharge of Revolving Credit Obligations (as defined in the Intercreditor Agreement).
     “Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit K.
     “Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

     “Bankruptcy Code” shall have the meaning provided in Section 11.5.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Borrower” shall have the meaning provided in the preamble to this Agreement.
     “Borrower Purchase” shall have the meaning provided in Section 3.1.
     “Borrowing” shall mean and include the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).
     “Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in New York City a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by McJunkin Opco and the other Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of McJunkin Opco and the other Restricted Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment pursuant to Section 10.4 of the McJunkin Opco Credit Agreements to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within fifteen months of the sale of any asset to the extent purchased with the proceeds of such sale, (d) expenditures that constitute any part of Consolidated Lease Expense, (e) expenditures that are accounted for as capital expenditures by any Restricted Subsidiary and that actually are paid for by a Person other than any Restricted Subsidiary and for which no Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (f) the book value of any asset owned by any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (g) expenditures that constitute Permitted Acquisitions or (h) Acquisition Transaction Expenses.
     “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
     “Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
     “Casualty Event” shall mean, with respect to any Collateral, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Collateral for which the Borrower or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
     “Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law).
     “Change of Control” shall mean and be deemed to have occurred if (a) the Sponsor shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of Borrower (other than as the result of one or more Qualified IPOs); or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Borrower that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Sponsor, unless, in the case of either clause (a) or (b) above, the Sponsor have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Borrower; or (c) Borrower shall at any time not directly own 100% of the outstanding Stock of McJunkin Opco; or (d) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower.
     “Closing Date” shall mean the date of the initial Borrowing hereunder.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
     “Co-Lead Arrangers” shall mean Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc.

     “Collateral” shall have the meaning provided in the Security Agreement or any other Security Document, as applicable.
     “Collateral Agent” shall mean Lehman Commercial Paper Inc., a New York corporation, as collateral agent for the Lenders and the other Secured Parties.
     “Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment.
     “Communications” shall have the meaning provided in Section 14.17(a).
     “Confidential Information” shall have the meaning provided in Section 14.16.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May, 2008, delivered to the Lenders in connection with this Agreement.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:
          (a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
          (i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,
          (ii) provision for taxes based on income, profits or capital of McJunkin Opco and the other Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,
          (iii) depreciation and amortization,
          (iv) Non-Cash Charges,
          (v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,
          (vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure and/or consolidation of facilities),
          (vii) any deductions attributable to minority interests,

          (viii) the amount, if any, of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor,
          (ix) any costs or expenses incurred by any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of McJunkin Opco or net cash proceeds of an issuance of Stock or Stock Equivalents of McJunkin Opco; and
          (x) (A) for any period that includes a fiscal quarter occurring prior to fifth fiscal quarter occurring after the Original Closing Date, the cost savings described on Schedule 1.1(e) and (B) for any period that includes a fiscal quarter occurring thereafter, the amount of net cost savings projected by the Borrower and/or McJunkin Opco in good faith to be realized as a result of specified actions taken by the Borrower and its Restricted Subsidiaries in connection with the Acquisition Transactions (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken on or prior to the third anniversary of the Closing Date, (C) no cost savings shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (x)(B) shall not exceed $5,000,000 for any period consisting of four consecutive quarters, less
          (b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
          (i) extraordinary gains and unusual or non-recurring gains,
          (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),
          (iii) gains on asset sales (other than asset sales in the ordinary course of business),
          (iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and
          (v) all gains from investments recorded using the equity method, in each case, as determined on a consolidated basis for McJunkin Opco and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

          (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),
          (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133, and
          (C) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by any Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agents and (C) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).
     “Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.
     “Consolidated Interest Expense” shall mean, for any period, the sum of (i) the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of McJunkin Opco and the other Restricted Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of McJunkin Opco and the other Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements) and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the Acquisition Transactions or any Permitted Acquisition), but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, and (c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense, (b) there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period, and (c) there shall be excluded from determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Sold Entity or Business disposed of during such period, based on the cash interest expense (or income) relating to any Indebtedness relieved, retired or repaid in connection with any such disposition of such Sold Entity or Business for such period (including the portion thereof occurring prior to such disposal) assuming such debt relieved, retired or repaid in connection with such disposition had been relieved, retired or repaid on the first day of such period.
     “Consolidated Lease Expense” shall mean, for any period, all rental expenses of McJunkin Opco and the other Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capital Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.
     “Consolidated Net Income” shall mean, for any period, the net income (loss) of McJunkin Opco and the other Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) in the case of any period that includes a period ending prior to or during the fiscal year ending December 31, 2007, Acquisition Transaction Expenses, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) accruals and reserves that are established that are so required to be established or adjusted as a result of the Acquisition Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies, in each case, within twelve months after the Red Man Closing Date. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to McJunkin Opco and the other Restricted Subsidiaries), as a result of the Acquisition Transactions, any acquisition whether consummated before or after the Closing Date, any Permitted Acquisition or other Investment, or the amortization or write-off of any amounts thereof.
     “Consolidated Secured Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of McJunkin Opco and the other Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, in each case secured by Liens, minus (b) the aggregate amount of cash and cash equivalents held in accounts on the consolidated balance sheet of McJunkin Opco and the other Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any Restricted Subsidiary is a party.
     “Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of McJunkin Opco and the other Restricted Subsidiaries at such date.
     “Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of McJunkin Opco and the other Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Acquisition Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and cash equivalents held in accounts on the consolidated balance sheet of the McJunkin Opco and the other Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any Restricted Subsidiary is a party.

     “Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.
     “Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of McJunkin Opco and the other Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes plus any LIFO reserve over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of McJunkin Opco and the other Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and Letter of Credit Exposure (as defined in the McJunkin Opco Revolving Credit Agreement) to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.
     “Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the date hereof, (b) who, as at such date, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.
     “Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.
     “Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
     “Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
     “Credit Documents” shall mean this Agreement, the Security Documents, and any promissory notes issued by the Borrower hereunder.
     “Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.
     “Cure Amount” shall have the meaning provided in Section 12.
     “Cure Right” shall have the meaning provided in Section 12.

     “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
     “Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 of the McJunkin Opco Credit Agreements other than Section 10.1(o) thereof and any issuance by McJunkin Opco of Permitted Additional Debt (as defined therein) to the extent the Net Cash Proceeds are used for a Permitted Acquisition).
     “Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
     “Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”
     “Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Sections 10.4(b) and (c) of the McJunkin Opco Term Loan Credit Agreement that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
     “Discharge of McJunkin Opco Term Loan Obligations” shall mean the payment in full of the Obligations (as defined in the McJunkin Opco Term Loan Credit Agreement) and any refinancing Indebtedness in respect thereof permitted to be incurred by the McJunkin Opco Loan Documents.
     “Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
     “Disposition” shall have the meaning assigned to such term in the McJunkin Opco Term Loan Credit Agreement.
     “Dividend Transactions” shall mean the transactions contemplated by this Agreement, including without limitation the funding and making of the Special Equity Dividend.

     “Dividend Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Dividend Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.
     “Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant using the applicable Exchange Rate.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.
     “Engagement Letter” shall mean that certain confidential engagement letter dated as of May 15, 2008 by and among Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Borrower and McJunkin Opco.
     “Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.
     “Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this

Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
     “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “Event of Default” shall have the meaning provided in Section 11.
     “Excess Cash Flow” shall mean, for any period, an amount equal to the excess of
(a)	the sum, without duplication, of
(i)	Consolidated Net Income for such period,

(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)	decreases in Consolidated Working Capital and long-term account receivables for such period, and

(iv)	an amount equal to the aggregate net non-cash loss on Dispositions by McJunkin Opco and the other Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, over
(b)	the sum, without duplication, of
(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income (other than cash charges in respect of Acquisition Transaction Expenses paid on or about the Original Closing Date and Red Man Closing Date to the extent financed with the proceeds of Indebtedness incurred on such dates or the equity investments made by the Investors on such dates),

(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of capital expenditures made in cash during such period, except to the extent that such capital expenditures were financed with the proceeds of Indebtedness of McJunkin Opco or any other Restricted Subsidiary,

(iii)	the aggregate amount of all principal payments of Indebtedness of McJunkin Opco and the other Restricted Subsidiaries (including

(A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 5.2(a) of the McJunkin Term Loan Credit Agreement and, without duplication, Section 5.2(a) hereof to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of the Term Loans, (y) all other prepayments of Term Loans (as defined in the McJunkin Opco Term Loan Credit Agreement), and (z) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of McJunkin Opco or any other Restricted Subsidiary,
(iv)	an amount equal to the aggregate net non-cash gain on Dispositions by McJunkin Opco and the other Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)	increases in Consolidated Working Capital for such period and long-term account receivables for such period,

(vi)	cash payments by McJunkin Opco and the other Restricted Subsidiaries during such period in respect of long-term liabilities of McJunkin Opco and the other Restricted Subsidiaries other than Indebtedness,

(vii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by McJunkin Opco and the other Restricted Subsidiaries in connection with Investments (including acquisitions) made during such period pursuant to Section 10.5 of the McJunkin Opco Credit Agreements to the extent that such Investments were financed with internally generated cash flow of McJunkin Opco and the other Restricted Subsidiaries,

(viii)	the amount of dividends paid during such period to the extent such dividends were financed with internally generated cash flow of McJunkin Opco and the other Restricted Subsidiaries,

(ix)	the aggregate amount of expenditures actually made by McJunkin Opco and the other Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees)

to the extent that such expenditures are not expensed during such period,
(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by McJunkin Opco and the other Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by any Restricted Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments in the nature of joint ventures or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of McJunkin Opco following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investment in the nature of joint ventures or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii)	the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.
     “Exchange Rate” shall mean on any day with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.
     “Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.1(d) hereto, (b) any Subsidiary that is not a wholly-owned Subsidiary, (c) each Unrestricted Subsidiary and (d) each other Subsidiary that satisfies the definition of “Excluded Subsidiary” in the McJunkin Opco Credit Agreements.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, the Collateral Agent, or any Lender (a) (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent, or any Lender and (ii) any taxes imposed on the Administrative Agent, or any Lender as a result of any current or former connection between the Administrative Agent, or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced this Agreement or any other Credit Document) and (b) (i) any withholding tax that is imposed by a jurisdiction in which the Borrower is located or organized on amounts payable to such Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this clause (b)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 14.8(a) or that such Lender acquired pursuant to Section 14.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) or (ii) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d) or Section 5.4(e).
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
     “Financial Officer” shall mean the Chief Financial Officer, principal accounting officer, Treasurer, or Controller or any other senior financial officer of the Borrower designated in writing to the Administrative Agent by any of the foregoing and reasonably acceptable to the Administrative Agent.
     “Foreign Asset Sale” shall have the meaning provided in Section 5.2(g).
     “Foreign Currencies” shall mean any currency other than Dollars.
     “Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

     “Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
     “Fund” shall mean GS Capital Partners V Fund, L.P. and GS Capital Partners VI Fund, L.P.
     “Funded Debt” shall mean all indebtedness of McJunkin Opco and the other Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of McJunkin Opco, Indebtedness in respect of the Loans (as defined in the McJunkin Opco Term Loan Credit Agreement).
     “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     “Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
     “Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.
     “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Borrower’s or any of its Subsidiaries’ businesses.
     “Historical Financial Statements” shall mean as of the Closing Date, the audited financial statements of McJunkin Opco and its Subsidiaries, for the 2005, 2006 and 2007 fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.
     “Holdings” shall have the meaning provided in the recitals to this Agreement.
     “Holdings Contribution” shall have the meaning provided in Section 3.1.
     “Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.
     “Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.

     “Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement dated as of the Red Man Closing Date, by and among McJunkin Opco, the Guarantors from time to time party thereto, The CIT Group/Business Credit, Inc., Bank of America, N.A., and Lehman Commercial Paper Inc., as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
     “Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness.
     “Investors” shall mean the Sponsor, the Management Investors and each other investor providing a portion of the equity investments in connection with the McJunkin Transaction on the Original Closing Date and the Red Man Transaction on the Red Man Closing Date.
     “McJunkin Opco” shall have the meaning provided in the preamble to this Agreement.
     “Lender” shall have the meaning provided in the preamble to this Agreement.
     “Lender Default” shall mean, (a) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1 or (b) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding.
     “LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.
     “LIBOR Rate” shall mean, in the case of any LIBOR Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate. In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “LIBOR Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “LIBOR Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank LIBOR market where the LIBOR and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan, as the case may be, to be outstanding during such Interest Period.
     “Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
     “Loan” shall mean any Term Loan made by any Lender.
     “Management Investors” shall mean the directors, management officers and employees of McJunkin Opco and its Subsidiaries who are investors in the McJunkin Opco or Borrower (or any direct or indirect parent thereof) on the Red Man Closing Date.
     “Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole or that would materially adversely affect the ability of the Borrower to perform its payment obligations under this Agreement or any of the other Credit Documents.
     “Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its payment obligations under this Agreement or any of the other Credit Documents or (c) the rights and remedies of the Administrative Agent, Collateral Agent and the Lenders under this Agreement or any of the other Credit Documents.
     “Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of McJunkin Opco and the other Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of McJunkin Opco and the other Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.
     “McJunkin Opco” shall have the meaning provided in the preamble to this Agreement.

     “McJunkin Opco Credit Agreements” shall have the McJunkin Opco Revolving Credit Agreement and the McJunkin Opco Term Loan Credit Agreement, or any of them, as the context requires.
     “McJunkin Opco Revolving Credit Agreement” shall have the meaning provided in the recitals to this Agreement.
     “McJunkin Opco Revolving Loan Documents” shall mean the Credit Documents (as defined in the McJunkin Revolving Credit Agreement).
     “McJunkin Opco Term Loan Credit Agreement” shall have the meaning provided in recitals to this Agreement (it being agreed that at any time after the Discharge of the McJunkin Opco Term Loan Obligations, “McJunkin Opco Term Loan Credit Agreement” shall mean such agreement as in effect immediately prior to such Discharge).
     “McJunkin Opco Term Loan Documents” shall mean the Credit Documents (as defined in the McJunkin Term Loan Credit Agreement).
     “McJunkin Opco Loan Documents” shall mean, collectively, the McJunkin Opco Revolving Loan Documents and the McJunkin Opco Term Loan Documents.
     “McJunkin Transaction” shall have the meaning provided in recitals to this Agreement.
     “Minimum Borrowing Amount” shall mean $1,000,000 with respect to the Term Loans.
     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
     “Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:
     (i) the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,
     (ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,
     (iii) the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,
     (iv) in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 10.12 of the McJunkin Opco Credit Agreements), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or 180 days after the date such Borrower or such Subsidiary has entered into such binding commitment, as applicable, and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i); and
     (v) reasonable and customary fees.
     “Non-Cash Charges” shall mean (a) losses on asset sales (other than asset sales in the ordinary course of business), disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including good-will), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
     “Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).
     “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
     “Non-U.S. Lender” shall mean any Lender that is not, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     “Non-U.S. Participant” shall mean any Participant that if it were a Lender would qualify as a Non-U.S. Lender.
     “Notice of Borrowing” shall mean each notice of a Borrowing of Term Loans pursuant to Section 2.3(a).
     “Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.
     “Obligations” shall have the meaning assigned to such term in the Security Documents.
     “Organizational Documents” shall mean (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership (if any), as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization (if any), as amended, and its operating agreement, as amended.
     “Original Closing Date” shall have the meaning provided in the recitals to this Agreement.
     “Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.
     “Participant” shall have the meaning provided in Section 14.6(c).
     “Patriot Act” shall have the meaning provided in Section 14.18.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
     “Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit E or any other form approved by the Administrative Agent.
     “Permitted Acquisition” shall have the meaning assigned to such term in the McJunkin Opco Credit Agreements.
     “Permitted Investments” shall mean:
     (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;
     (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);
          (c) commercial paper issued by any Lender or any bank holding company owning any Lender;
          (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
          (e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks;
          (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;
          (g) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
          (h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and
          (i) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, Permitted Investments shall also include ((i) direct obligations of the sovereign nation (or any agency thereof) in which such Restricted Foreign Subsidiary is organized and is conducting business or where such Investment is made, or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within a two years after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-1 from S&P and at least P-1 from Moody’s, (ii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso) and (iv) other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i).
“Permitted Liens” shall mean:
          (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;
          (b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
          (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;
          (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5 of the McJunkin Opco Credit Agreements;
          (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
          (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
          (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;
          (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1 of the McJunkin Opco Credit Agreements;
          (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

          (k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries; and
          (l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.
          “Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Original Closing Date, provided that any such Sale Leaseback not between the Borrower and any Restricted Subsidiary or any Restricted Subsidiary and another Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $25,000,000 the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
          “Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.
          “Platform” shall have the meaning provided in Section 14.17(b).
          “Pledge Agreement” shall mean the Pledge Agreement, entered into by the relevant pledgors party thereto and the Collateral Agent for the benefit of the Lenders and other Secured Parties, substantially in the form of Exhibit F, on the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time.
          “Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
          “Prepayment Event” shall mean any Asset Sale Prepayment Event, Casualty Event, Debt Incurrence Prepayment Event or any Permitted Sale Leaseback
          “Prime Rate” means the rate of interest quoted in the Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower or McJunkin Opco in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of McJunkin Opco and the other Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
          “Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or Section 9.1(d).
          “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock and Stock Equivalents in any Subsidiary of the Borrower or any division, product line, or facility used for operations of McJunkin Opco or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by McJunkin Opco or any of the other Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on McJunkin Opco and the other Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

          “Qualified IPO” shall mean a bona fide underwritten sale to the public of common Stock of the Borrower, any of its direct or indirect Subsidiaries or any of its direct or indirect parent companies pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Borrower, any of its direct or indirect Subsidiaries or any of its direct or indirect parent companies) that is declared effective by the SEC or the equivalent offering on a private exchange or platform.
          “Real Estate” shall have the meaning provided in Section 9.1(i).
          “Red Man Closing Date” shall have the meaning provided in the recitals to this Agreement.
          “Red Man Transaction” shall have the meaning provided in recitals to this Agreement.
          “Reference Lender” shall mean JPMorgan Chase Bank, N.A.
          “Register” shall have the meaning provided in Section 14.6(b)(iv).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Reinvestment Period” shall mean 15 months following the date of an Asset Sale Prepayment Event or Casualty Event.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
          “Report” shall mean reports prepared in good faith by an Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after an Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the applicable Agent.
          “Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

          “Required Lenders” shall mean, at any date, Non Defaulting Lenders having or holding a majority of the outstanding principal amount of the Term Loans in the aggregate at such date.
          “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.
          “Restricted Subsidiary” shall mean McJunkin Opco and any other Subsidiary of the Borrower other than an Unrestricted Subsidiary.
          “Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
          “S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
          “Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).
          “Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.
          “Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.
          “Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.
          “Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Pledge Agreement and (c) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.17 or pursuant to any of the Security Documents to secure any of the Obligations.

          “Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
          “Solvent” shall mean, with respect to the Borrower, that as of the Closing Date, both (a) (i) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (ii) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Special Equity Dividend” shall have the meaning provided in recitals to this Agreement.
          “Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of McJunkin Opco and its Subsidiaries at such date, (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of McJunkin Opco and its Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default described in Section 11.5 would constitute a Specified Subsidiary under clause (a) or (b) above.
          “Specified Transaction” shall have the meaning assigned to such term in the McJunkin Opco Credit Agreements.
          “Sponsor” shall mean the Fund and its respective Affiliates.
          “Sponsor Affiliated Institutional Lender” means any investment fund or other institutional lender that is an Affiliate of Fund so long as (a) Fund owns directly or indirectly less than all of the equity interests of such Person and (b) Fund does not directly appoint any Person with responsibility for reviewing or approving credit decisions with respect to the transactions contemplated by the Credit Documents; provided that each Sponsor Affiliated Institutional Lender shall agree in the applicable Assignment and Acceptance that it will not provide any information obtained by such Person in its capacity as a Lender to any Sponsor Affiliated Lender.
          “Sponsor Affiliated Lender” means any investment fund, managed account or other entity with respect to which the Principal Investment Area of Goldman, Sachs & Co. acts as an advisor or manager (other than any private equity fund or other Person that is primarily engaged in the making of investments in loans or debt securities); provided such Person (a) together with each other Sponsor Affiliated Lender, holds no more than 30% of the aggregate principal amount of the Loans outstanding at any time, (b) executes and delivers a waiver in substantially the form of Exhibit D stating that it shall have no right whatsoever so long as such Person is an Affiliate of Borrower or the Fund to (i) consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document; provided that such Person shall also instruct the Administrative Agent to automatically deem any Loans held by such Person to be voted pro rata according to the Loans of all other Lenders (other than any Sponsor Affiliated Lender) in connection with any such amendment, modification, waiver, consent or other action, (ii) require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (iii) otherwise vote on any matter related to this Agreement or any other Credit Document; provided that such Person shall also instruct the Administrative Agent to automatically deem any Loans held by such Person to be voted pro rata according to the Loans of all other Lenders (other than any Sponsor Affiliated Lender), (iv) attend any meeting (live or by any electronic means) in its capacity as a Lender with any Agent or other Lender or receive any information from any Agent or other Lender, (v) have access to the Platform, or (vi) make or bring any claim, in such Person’s capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Person under this Agreement and the other Credit Documents; provided that no such amendment, modification, waiver or consent referred to above shall deprive us of such Person’s share of any payments or other recoveries which the Lenders are entitled to share on a pro rata basis hereunder and (c) includes a representation in the Assignment and Acceptance with respect to each Sponsor Purchase and each Sponsor Sale stating that such Sponsor Affiliated Lender does not have any material non-public information (“MNPI”) with respect to Borrower or any of its Subsidiaries or securities that either (i) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to Borrower or any of its Subsidiaries or securities) prior to such time or (ii) if not disclosed to the Lenders, could reasonably be expected to have a material adverse effect upon, or otherwise be material to, a Lender’s decision to sell their Loans to such Sponsor Affiliated Lender or purchase Loans from such Sponsor Affiliated Lender, as applicable.
          “Sponsor Purchase” shall have the meaning provided in Section 3.1.
          “Sponsor Purchase Cap Amount” shall have the meaning provided in Section 3.1.
          “Sponsor Contribution” shall have the meaning provided in Section 3.1.
          “Sponsor Sale” means the sale, assignment or transfer by a Sponsor Affiliated Lender of all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Loans owing to it, in accordance with Section 14.6.
          “Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
          “Syndication Agent” shall mean Goldman Sachs Credit Partners L.P., together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.
          “Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.
          “Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $450,000,000.

          “Term Loans” shall have the meaning provided in Section 2.1.
          “Term Loan Maturity Date” shall mean January 31, 2014, or, if such date is not a Business Day, the next preceding Business Day.
          “Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.
          “Total Commitment” shall mean the Total Term Loan Commitment.
          “Total Credit Exposure” shall mean, at any date, the sum of (a) the Total Term Loan Commitment at such date and (b) the outstanding principal amount of all Term Loans at such date.
          “Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of all the Lenders.
          “Transferee” shall have the meaning provided in Section 14.6(e).
          “Type” shall mean as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.
          “Unrestricted Subsidiary” shall mean (a) any Subsidiary of McJunkin Opco that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment by McJunkin Opco on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) McJunkin Opco’s direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designated or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to McJunkin Opco or any other Restricted Subsidiary immediately prior to such designated or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits. An Unrestricted Subsidiary which has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.
          “Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.
     1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
          (b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
          (c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
          (d) The term “including” is by way of example and not limitation.
          (e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
          (f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
          (g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
     1.3 Accounting Terms; Exchange Rates. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.
          (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA and the Consolidated EBITDA to Consolidated Interest Expense Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

For purposes of determining compliance under Section 10.1 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period.
     1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable law.
     SECTION 2. Amount and Terms of Credit
     2.1 Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans (each a “Term Loan”) on the Closing Date to the Borrower in Dollars, which Term Loans shall not exceed for any such Lender the Term Loan Commitment of such Lender and in the aggregate shall not exceed $450,000,000.
Such Term Loans (i) shall be made on the Closing Date in accordance with the preceding paragraph, (ii) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender its Term Loan Commitment and (v) shall not exceed in the aggregate the total of all Term Loan Commitments. On the Term Loan Maturity Date, all then unpaid Term Loans shall be repaid in full.
     2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a multiple of $1,000,000 and, shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than six (6) Borrowings of LIBOR Loans under this Agreement.

     2.3 Notice of Borrowing. (a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing no later than 1:00 p.m. (New York City time)) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially LIBOR Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing no later than 1:00 p.m. (New York City time)) prior to 10:00 a.m. (New York City time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such Notice of Borrowing shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
     (b) [Intentionally Omitted].
     (c) [Intentionally Omitted].
     (d) [Intentionally Omitted]
     (e) [Intentionally Omitted].
          (f) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
     2.4 Disbursement of Funds. (a) No later than 12:00 Noon (New York City time) on the date specified in each Notice of Borrowing each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.
          (b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
          (c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
     2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Term Loan Maturity Date, the then-unpaid Term Loans made to the Borrower.
          (b) [Intentionally Omitted].
          (c) [Intentionally Omitted].
          (d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
          (e) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a sub account for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Term Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (f) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
     2.6 Conversions and Continuations . (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made to the Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period on the last Business Day of the existing Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice or written notice prior to 10:00 a.m. (New York City time) on the same Business Day in the case of a conversion into ABR Loans (or, in each case, telephonic notice promptly confirmed in writing no later than 1:00 p.m. (New York City time)) (each, a “Notice of Conversion or Continuation”) specifying the Term Loans to be so converted or continued, the Type of Term Loans to be converted or continued into and, if such Term Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans.
          (b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
     2.7 Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other

Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
     2.8 Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.
          (b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant LIBOR Rate.
          (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment). Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
          (d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment date (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (e) All computations of interest hereunder shall be made in accordance with Section 5.5.
          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

          2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing no later than 1:00 p.m. (New York City time)) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three, six or if available to all the Lenders as determined by the Lenders in good faith based on prevailing market conditions, a nine or twelve month period.
          Notwithstanding anything to the contrary contained above:
          (a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
          (b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
          (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
          (d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable maturity date of such Loan.
     2.10 Increased Costs, Illegality, etc(a) . (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
                    (i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or
                    (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or
               (iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
        (b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) (confirmed promptly in writing no later than 10:00 a.m. (New York City time) on the next day) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

        (c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
          (d) It is understood that to the extent duplicative of Section 5.4, this Section 2.10 shall not apply to Taxes.
     2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as an LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
     2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
     2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the event giving rise to such additional cost, reduction in amounts, loss, tax or other additional amounts has a retroactive effect, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
      SECTION 3. Sponsor and Borrower Purchases.
     3.1 Notice of Sponsor and Borrower Purchases. Sponsor may (i) from time to time seek to purchase in accordance with Section 14.6 Loans from Lenders pursuant to open market purchases, including, without limitation, pursuant to a Dutch auction, on terms to be agreed among the Sponsor and the Lenders participating in such open market purchases (each, a “Sponsor Purchase”, and collectively, the “Sponsor Purchases”), in an aggregate amount for all such Sponsor Purchases by Sponsor Affiliated Lenders not to exceed 30% of the aggregate principal amount of the Loans outstanding at any time (the “Sponsor Purchase Cap Amount”), and (ii) at any time on or after the date of such Sponsor Purchase, contribute (the “Sponsor Contribution”) the Loans acquired in such Sponsor Purchase to Holdings as a contribution to the equity of Holdings in return for additional Stock in Holdings and Holdings will then contribute (the “Holdings Contribution” and, together with the Sponsor Contribution, the “Contributions”) the Loans acquired in such Sponsor Purchase to Borrower as a contribution to the equity of Borrower in return for additional Stock of Borrower. Additionally, the Borrower may from time to time seek to purchase in accordance with Section 14.6 Loans from Lenders pursuant to open market purchases, including, without limitation, pursuant to a Dutch auction, on terms to be agreed among the Borrower and the Lenders participating in such open market purchases (each, a “Borrower Purchase”, and collectively, the “Borrower Purchases”).
     3.2 Cancellation of Loans. Notwithstanding any provision in this Agreement or the other Credit Documents, (a) if the Sponsor Purchases are contributed by any Sponsor Affiliated Lender as an equity contribution to Holdings and Borrower pursuant to and to the extent provided in the definition of “Contributions”, then promptly following such Contributions, any Loans that are the subject of such Contributions shall be forgiven by Sponsor, Holdings and Borrower, as applicable, and shall be cancelled and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this

Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document; (b) immediately following the consummation of a Borrower Purchase, any Loans that are the subject of such Borrower Purchase shall be forgiven by Borrower and shall be cancelled and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document; and (c) the parties hereto hereby agree that any Contribution or Borrower Purchase will not be a voluntary prepayment by Borrower for any purpose under this Agreement and the other Credit Documents, including, without limitation, the application of Section 5.3(a) and Section 14.8(a).
     3.3 Acknowledgement. Each Lender acknowledges that (a) Affiliates of Borrower, including the Fund and/or entities controlled by the Fund that have complied with the definition of “Sponsor Affiliated Lender” may purchase Loans hereunder from Lenders from time to time on or after the Closing Date in an aggregate amount not to exceed the Sponsor Purchase Cap Amount, subject to the restrictions set forth in Section 14.6 and (b) other Affiliates of Borrower constituting Sponsor Affiliated Institutional Lenders may purchase Loans hereunder from Lenders from time to time on or after the Closing Date, subject to the restrictions set forth in Section 14.6 but not subject to the Sponsor Purchase Cap Amount or any other obligations described in the definition of “Sponsor Affiliated Lender.”
           SECTION 4. Fees; Commitments
     4.1 Fees. (b) The Borrower agrees to pay to the Collateral Agent, for its own account, fees in the amounts and at the times set forth in the Engagement Letter.
     4.2 [Intentionally Omitted].
     4.3 Mandatory Termination of Commitments. (i) The Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date.
           SECTION 5. Payments
     5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, in each case, without premium or penalty except as set forth in subsection (b) below, in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent and at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing no later than 1:00 p.m. (New York City time)) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (x) in the case of a LIBOR Loans, 12:00 noon (New York City time) three Business Days prior to or (y) in the case of ABR Loans, 12:00 noon (New York City time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans and (iii) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be applied to Term Loans in such manner as the Borrower may determine. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan of a Defaulting Lender.
     5.2 Mandatory Prepayments. (a) Term Loan Prepayments. (i) After the Discharge of McJunkin Opco Term Obligations, on each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within five Business Days after the Reinvestment Period relating to such Prepayment Event or 180 days thereafter, as applicable), prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event. If the Stock or Stock Equivalents of any Restricted Subsidiary is sold or any Restricted Subsidiary is sold as a going concern on any date, the sale proceeds shall be allocated as follows: (x) that portion of the sale proceeds equal to the aggregate value of “Accounts” and “Cost” of “Inventory” (in each case, as defined in the McJunkin Opco Revolving Credit Agreement”) shall be allocated to the Revolving Credit Collateral (as defined in the Intercreditor Agreement) of the Restricted Subsidiary so sold and shall be deemed to be proceeds thereof and (y) the balance of sale proceeds shall be allocated to the Collateral of the Restricted Subsidiaries so sold and shall be deemed to be proceeds thereof and applied pursuant to the foregoing sentence.
               (ii) After the Discharge of McJunkin Opco Term Obligations, not later than the date that is ninety days after the last day of any fiscal year (commencing with and including the fiscal year ending December 31, 2007), the Borrower shall prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year, provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Borrower’s ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is no greater than 2.50 to 1.00 but greater than 2.00 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Borrower’s ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is no greater than 2.00 to 1.00), minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.
               (iii) On each occasion that a Qualified IPO occurs, the Borrower shall, within one Business Day after the occurrence thereof, prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 50% of the cash proceeds received from such Qualified IPO, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          (b) Compliance with McJunkin Opco Term Loan Credit Agreement. Notwithstanding anything to the contrary, (A) no prepayments of Loans shall be required or permitted pursuant to Section 5.2(a)(i) or (ii) if dividends (as defined in the McJunkin Opco Credit Agreements) are not permitted to be made by McJunkin Opco pursuant to the McJunkin Opco Credit Agreements and (B) the amount of Net Cash Proceeds required to be applied toward prepayment of Loans pursuant to Section 5.2(a)(i) or (ii) shall be reduced on a dollar for dollar basis by amounts actually applied toward prepayment of McJunkin Opco Term Loans pursuant to Section 5.2(a)(i) or (ii) of the McJunkin Opco Term Loan Credit Agreement, as applicable.
          (c) Application to Repayment Amounts. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing no later than 1:00 p.m. (New York City time)) requesting that the Administrative Agent provide notice of such prepayment to the applicable Term Loan Lenders.
          (d) Application to Term Loans. With respect to prepayment of Term Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
          (e) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
          (f) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $5,000,000 for a single Prepayment Event or (ii) $10,000,000 in the aggregate for all such Prepayment Events (it being understood that (x) Net Cash Proceeds from Prepayment Events not applied toward prepayment of McJunkin Opco Term Loans pursuant to Section 5.2(a)(i) of the McJunkin Opco Term Loan Credit Agreement as a result of the operation of Section 5.2(f) of the McJunkin Opco Term Loan

Credit Agreement shall reduce the $10,000,000 basket in this clause (ii) on a dollar for dollar basis) and (y) only the portion of Net Cash Proceeds in excess of the $10,000,000 basket in this clause (ii) (as may be reduced pursuant to the preceding clause (x)) shall be required to prepay the Term Loans.
          (g) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of a Casualty Event or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have an adverse tax or accounting consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.
          (h) Optional Waiver of Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 5.2, the Lenders shall have the right to waive by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder the right to receive the amount of such mandatory prepayment of the Loans. If any Lender elects to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay such Loans of such Lender shall be retained by Borrower for use at its discretion.
     5.3 Method and Place of Payment . (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
          (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
     5.4 Net Payments. (a) Any and all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof.
          (b) The Borrower shall pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).
          (c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on, or paid by, the Administrative Agent, the Collateral Agent, or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of Borrower under this Agreement or under any other Credit

Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent or the Collateral Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
          (d) Each Non-U.S. Lender making or acquiring a Loan to the Borrower shall:
               (i) deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, or (z) Internal Revenue Service Form W-8IMY (together with the forms and certificates described in clauses (x) and (y), as appropriate), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement; and
               (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;
unless in any such case any Change in Law or other event has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.
    (e) Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the laws of the jurisdiction in which the Borrower is organized, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Credit Document by Borrower shall deliver to Borrower (with a copy to the Administrative Agent), as applicable, at the time or times prescribed by applicable law and reasonably requested by Borrower such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without such withholding or at such reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation, such documentation is necessary in order for such exemption or reduction to apply and in such Lender’s reasonable judgment the completion, execution or submission would not materially prejudice the legal position of the Lender. In addition, each Lender shall deliver such other documentation prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent (including an IRS Form W-8 or W-9) as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to United States backup withholding or information reporting requirements.
          (f) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender, the Administrative Agent or the Collateral Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes at the Borrower’s expense if so requested by the Borrower. If any Lender, the Administrative Agent or the Collateral Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. The Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, as applicable, agrees to repay the amount paid over to the Borrower to the Lender, the Administrative Agent or the Collateral Agent, as applicable, in the event the Lender, the Administrative Agent or the Collateral Agent, as applicable, is required to repay the refund to the Governmental Authority. Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (f) or any other provision of this Section 5.4.
          (g) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     5.5 Computations of Interest and Fees. (a) Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
          (b) Fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
     5.6 Limit on Rate of Interest.

         (a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
         (b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
         (c) Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
               SECTION 6. Conditions Precedent to Initial Borrowing
          The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.
        6.1 Credit Documents. The Administrative Agent shall have received:
          (a) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender;
          (b) the Pledge Agreement, executed and delivered by a duly authorized officer of Borrower; and
          (c) the Security Agreement, executed and delivered by a duly authorized officer of Borrower.
   6.2 Collateral. (a) All outstanding equity interests in whatever form of McJunkin Opco directly owned by or on behalf of Borrower and required to be pledged pursuant to the Pledge Agreement shall have been pledged pursuant thereto and the Collateral Agent shall have received all certificates (if any) representing securities pledged under the Pledge

Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank.
           (b) All Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been delivered to the Collateral Agent for filing.
           (c) The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.
     6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit I. The Borrower and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.
     6.4 Equity Investments; Existing Indebtedness. After giving effect to the Dividend Transactions, the Borrower shall have no outstanding Indebtedness other than the Term Loans.
     6.5 Closing Certificates. The Administrative Agent shall have received a certificate of Borrower, dated the Closing Date, substantially in the form of Exhibit J, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of Borrower, and attaching the documents referred to in Section 6.6.
     6.6 Organizational Documents; Incumbency. The Administrative Agent shall have received a copy of (a) each Organizational Document of Borrower certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (b) signature and incumbency certificates of the Authorized Officers of Borrower executing the Credit Documents; (c) resolutions of the Board of Directors or similar governing body of Borrower approving and authorizing the execution, delivery and performance of Credit Documents and the extensions of credit contemplated hereunder, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (d) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation, organization or formation.
     6.7 Fees. The Co-Lead Arrangers and the Collateral Agent shall have received the fees to be received on the Closing Date set forth in the Engagement Letter and all expenses required to be paid by the Borrower pursuant to the Engagement Letter (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the Closing Date shall have been paid.
     6.8 Representations and Warranties. On the Closing Date, the representations and warranties made by the Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects.

     6.9 Solvency Certificate. On the Closing Date, Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower, with appropriate attachments and demonstrating that after giving effect to the consummation of the Dividend Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.
     6.10 Historical Financial Statements. Lenders shall have received the Historical Financial Statements.
     6.11 Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.
     6.12 No Default. At the time of the initial Borrowing and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
               SECTION 7. [Intentionally Omitted.]
               SECTION 8. Representations, Warranties and Agreements
          In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, the Borrower (with respect to itself and its Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:
     8.1 Corporate Status. The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     8.2 Corporate Power and Authority. Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents. Borrower has duly executed and delivered each Credit Document and each such Credit Document constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Borrower is in compliance with all laws, orders, writs and injunctions except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     8.3 No Violation. Neither the execution, delivery or performance by Borrower of the Credit Documents nor compliance with the terms and provisions thereof nor the consummation of the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of

(or the obligation to create or impose) any Lien upon any of the property or assets of Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of Borrower or any of the Restricted Subsidiaries.
     8.4 Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.
     8.5 Margin Regulations. Neither Borrower nor any of its Subsidiaries is engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.
     8.6 Governmental Approvals. The execution, delivery and performance of any Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.
     8.7 Investment Company Act. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
   8.8 True and Complete Disclosure. (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.
          (b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     8.9 Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Borrower and its Subsidiaries as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower and its Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP, consistently applied (except to the extent provided in the notes to said financial statements), and the audit reports accompanying such financial statements are not subject to any qualification as to the scope of the audit or the status of McJunkin Opco as a going concern. There has been no Material Adverse Change since December 31, 2007.
     8.10 Tax Returns and Payments. The Borrower and each of the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all income and other material Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.
   8.11 Compliance with ERISA. (a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No

Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.
          (b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.12 Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. To the knowledge of the Borrower, after due inquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.
     8.13 Intellectual Property. The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.
   8.14 Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Real Estate are, and have been, in compliance with, and possess all permits, licenses and registrations required pursuant to, all Environmental Laws; (ii) neither the Borrower, nor any of the Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) the Borrower and its Subsidiaries are not conducting, or required to conduct, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location, including any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries, and any real property to which the Borrower or any of its Subsidiaries may have sent Hazardous Materials; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.
          (b) Neither the Borrower, nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

     8.15 Properties. The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement or the McJunkin Opco Revolving Credit Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.
     8.16 Solvency. On the Closing Date (after giving effect to the Dividend Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.
          SECTION 9. Affirmative Covenants
     The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
     9.1 Information Covenants. The Borrower will furnish to the Administrative Agent:
     (a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 105 days after the end of each such fiscal year), the consolidated balance sheet of McJunkin Opco and the other Restricted Subsidiaries (and, to the extent prepared, of Borrower and the Restricted Subsidiaries) as at the end of such fiscal year, and the related consolidated statement of operations and consolidated statement of cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of McJunkin Opco or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of McJunkin Opco and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Sections 10.1, 10.2 or 10.3 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof which shall be certified by a Financial Officer of the Borrower.
     (b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of McJunkin Opco (or, if such financial statements are not required to be filed with the SEC, on or before the date that is sixty (60) days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) McJunkin Opco and the other

Restricted Subsidiaries (and, to the extent prepared, Borrower and the Restricted Subsidiaries) and (ii) McJunkin Opco and its Subsidiaries (and, to the extent prepared, Borrower and its Restricted Subsidiaries), in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Financial Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.
     (c) Monthly Financial Statements. As soon as available and in any event on or before the date that is thirty (30) days after the end of each fiscal month of Borrower, the consolidated balance sheet of (i) McJunkin Opco and the other Restricted Subsidiaries (and, to the extent prepared, Borrower and the Restricted Subsidiaries) and (ii) McJunkin Opco and its Subsidiaries (and, to the extent prepared, Borrower and its Restricted Subsidiaries), in each case as at the end of such fiscal month and the related consolidated statement of operations for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal month, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Financial Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.
     (d) Budgets. Not more than sixty (60) days after the commencement of each fiscal year of McJunkin Opco, a budget of McJunkin Opco in reasonable detail for such fiscal year as customarily prepared by management of McJunkin Opco for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.
     (e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and the Subsidiaries were in compliance with the provisions of Sections 10.1 and 10.2 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in

Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (e)(ii), as the case may be.
     (f) [Intentionally Omitted]
     (g) [Intentionally Omitted]
     (h) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.
     (i) Environmental Matters. The Borrower will promptly advise the Administrative Agent in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:
     (i) Any pending or threatened Environmental Claim against Borrower or any Restricted Subsidiary or any current or former Real Estate;
     (ii) Any condition or occurrence on or otherwise related to any current or former Real Estate that (x) could reasonably be expected to result in noncompliance by Borrower or any Restricted Subsidiary with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Borrower or any Restricted Subsidiary or any current or former Real Estate;
     (iii) Any condition or occurrence on or otherwise related to any current or former Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and
     (iv) The conduct or need to conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any current or former Real Estate or otherwise related to Environmental Law.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by Borrower or any Restricted Subsidiary, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.
     (j) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders and the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.
     (k) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.
     (l) Information Regarding Collateral. Not later than sixty (60) days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of Borrower, (ii) in the jurisdiction of organization or location of Borrower for purposes of the Uniform Commercial Code, (iii) in the identity or type of organization of Borrower or (iv) in the Federal Taxpayer Identification Number or organizational identification number of Borrower. The Borrower shall also promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this clause (1).
     Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of McJunkin Opco and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of McJunkin Opco or (B) the Borrower’s (or any direct or indirect parent thereof’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B) above, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to McJunkin Opco and the Restricted Subsidiaries on a standalone basis, on the other hand.

     9.2 Books, Records and Inspections. The Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agents or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agents or the Required Lenders may desire; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or any of their respective representatives or independent contractors) on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
     9.3 Maintenance of Insurance. The Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent (for deliver to the Lenders), upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
     9.4 Payment of Taxes. Borrower and each Restricted Subsidiary will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of Borrower or any of the Restricted Subsidiaries, provided that neither Borrower nor any Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
     9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Sections 10.3, 10.4 or 10.5 of the McJunkin Opco Credit Agreements.
     9.6 Compliance with Statutes, Regulations, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     9.7 ERISA. Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

     9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.
     9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower or the Restricted Subsidiaries) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary fees to the Sponsor for management, consulting and financial services rendered to the Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsor for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) transactions permitted by Section 10.6 of the McJunkin Opco Credit Agreements or Section 10.4 hereof, (c) Dividend Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of the Borrower pursuant to arrangements described in clause (f) of this Section 9.9, (e) loans and other transactions by the Borrower and the Restricted Subsidiaries to the extent permitted under Section 10 of the McJunkin Opco Credit Agreements and Section 10.4 hereof, (f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (g) payments by the Borrower (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, and (j) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower (or any direct or indirect parent thereof), in good faith.
     9.10 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

     9.11 [Intentionally Omitted].
     9.12 [Intentionally Omitted]
     9.13 Use of Proceeds. The Borrower will use the proceeds of all Term Loans made on the Closing Date to effect the Special Equity Dividend.
     9.14 [Intentionally Omitted].
     9.15 [Intentionally Omitted].
     9.16 [Intentionally Omitted].
     9.17 Further Assurances. (a) The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower.
          (b) The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on
Schedule 9.17(b) as soon as commercially reasonable and by no later than the date set forth in Schedule 9.17(b) with respect to such action or such later date as the Administrative Agent may reasonably agree.
               SECTION 10. Negative Covenants
     The Borrower (for itself and each of its Restricted Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
     10.1 Consolidated Total Debt to Consolidated EBITDA Ratio
     The Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period ending during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
June 30, 2008	4.75:1.00
September 30, 2008	4.75:1.00
December 31, 2008	4.75:1.00
March 31, 2009	4.00:1.00
June 30, 2009	4.00:1.00
September 30, 2009	4.00:1.00
December 31, 2009	4.00:1.00

Period	Ratio
March 31, 2010	3.25:1.00
June 30, 2010	3.25:1.00
September 30, 2010	3.25:1.00
December 31, 2010	3.25:1.00
March 31, 2011	3.00:1.00
June 30, 2011	3.00:1.00
September 30, 2011	3.00:1.00
December 31, 2011	3.00:1.00
March 31, 2012	3.00:1.00
June 30, 2012	3.00:1.00
September 30, 2012	3.00:1.00
December 31, 2012	3.00:1.00
March 31, 2013	3.00:1.00
June 30, 2013	3.00:1.00
September 30, 2013	3.00:1.00
December 31, 2013	3.00:1.00
     10.2 Consolidated EBITDA to Consolidated Interest Expense Ratio.
     The Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio for any Test Period ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
June 30, 2008	2.50:1.00
September 30, 2008	2.50:1.00
December 31, 2008	2.50:1.00
March 31, 2009	2.75:1.00
June 30, 2009	2.75:1.00
September 30, 2009	2.75:1.00
December 31, 2009	2.75:1.00
March 31, 2010	2.75:1.00
June 30, 2010	2.75:1.00
September 30, 2010	2.75:1.00
December 31, 2010	2.75:1.00
March 31, 2011	2.75:1.00
June 30, 2011	2.75:1.00
September 30, 2011	2.75:1.00
December 31, 2011	2.75:1.00
March 31, 2012	3.00:1.00
June 30, 2012	3.00:1.00
September 30, 2012	3.00:1.00
December 31, 2012	3.00:1.00
March 31, 2013	3.00:1.00
June 30, 2013	3.00:1.00
September 30, 2013	3.00:1.00
December 31, 2013	3.00:1.00

     10.3 Capital Expenditures:
          The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make, or be committed to make, Capital Expenditures which in the aggregate in any Fiscal Year set forth below exceed the amount set forth below for such Fiscal Year:

Fiscal Year	Amount
2008	$30,000,000
2009	$30,000,000
2010	$30,000,000
2011	$30,000,000
2012	$30,000,000
The amount of permitted Capital Expenditures set forth above in respect of any Fiscal Year commencing with Fiscal Year 2009 shall be increased by 100% of the amount of unused permitted Capital Expenditures for the immediately preceding Fiscal Year (such amount, a “carry-forward amount”) without giving effect to any carry-forward amount that was added in such preceding Fiscal Year and assuming any such carry-forward amount is utilized first.
     10.4 Permitted Activities of Borrower. Borrower shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (i) Indebtedness and obligations under this Agreement and the other Credit Documents, (ii) Guarantee Obligations in respect of Indebtedness or other obligations or liabilities of McJunkin Opco or any Restricted Subsidiary permitted to be incurred pursuant to the terms of the McJunkin Opco Credit Agreements, and (iii) Indebtedness in respect of unsecured Hedging Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents to which it is a party or nonconsensual Liens imposed by operation of law; and (c) engage in any business or activity or own any assets other than (i) the Stock and Stock Equivalents of McJunkin Opco and those incidental to its ownership of the Stock and Stock Equivalents of McJunkin Opco; (ii) additional Investments in McJunkin Opco in an amount not to exceed the net cash proceeds of any equity contribution to, or equity issuance by, McJunkin Opco and any amount retained by Borrower pursuant to Section 5.2(h); (iii) activities required to be taken to consummate any IPO; (iv) any transaction that Borrower is permitted to enter into or consummate under this Section 10.4, (v) performing its obligations and activities incidental thereto under the Credit Documents; (vi) Investments constituting Permitted Investments; (vii) making Borrower Purchases in compliance with Section 3; (viii) making the Special Equity Dividend; (ix) (A) redeeming in whole or in part any of its Stock or Stock Equivalents for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby; (B) it may (or may make dividends, distributions or any other return of capital to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by officers, directors and employees of the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements; and (C) making other dividends, distribution or any other return of capital with the proceeds of dividends, distribution or any other return of capital received from McJunkin Opco in compliance with the terms of the McJunkin Opco Loan Documents (it being understood that if the McJunkin Opco Loan Documents are no longer in effect, then Borrower shall be permitted to make other dividends, distributions or any other return of capital with the proceeds of dividends, distributions or any other return of capital received from McJunkin Opco, in each case to the extent such dividend, distribution or other return of capital would have been permitted to be made by McJunkin Opco under the McJunkin Opco Term Loan Credit Agreement) or for amounts retained by Borrower pursuant to Section 5.2(h); and (x) create or acquire any Subsidiary or make or own any Investment in any Person other than McJunkin Opco.
               SECTION 11. Events of Default
     Upon the occurrence of any of the following specified events (each an “Event of Default”):
     11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document; or
     11.2 Representations, etc. Any representation, warranty or statement made or deemed made by Borrower herein or in any Security Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
     11.3 Covenants. Borrower or any Restricted Subsidiary shall:
     (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(h) or Section 10; or
     (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, any Security Document or the Engagement Letter and such default shall continue unremedied for a period of at least thirty (30) days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or
     11.4 Default Under Other Agreements (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $15,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or
     11.5 Bankruptcy, etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or
     11.6 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409,

502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or
     11.7 [Intentionally Omitted].
     11.8 Pledge Agreement. The Pledge Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or Borrower shall deny or disaffirm in writing its obligations under the Pledge Agreement; or
     11.9 Security Agreement. The Security Agreement or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or Borrower shall deny or disaffirm in writing any of its obligations under the Security Agreement; or
     11.10 [Intentionally Omitted].
     11.11 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $15,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
     11.12 Change of Control. A Change of Control shall occur;
         then, (1) upon the occurrence of any Event of Default described in Section 11.5, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to the Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents.
               SECTION 12. Investors’ Right to Cure. Notwithstanding anything to the contrary contained in Section 11.3(a), in the event that the Borrower fails to comply with the requirement of the covenant set forth in Section 10.1, until the expiration of the tenth day after the date on which Section 9.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 9.1, any of the Investors shall have the right to make a direct or indirect equity investment in the Borrower or any Restricted Subsidiary in cash (the “Cure Right”), and upon the receipt by such Person of net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such Net Cash proceeds to such person, the “Cure Amount”), the covenant set forth in such Section shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such net cash proceeds; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document.
     If, after the exercise of the Cure Right and the recalculations pursuant to the preceding paragraph, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 10.1 during such Test Period (including for purposes of Section 7.1), the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured; provided that (i) in each Test Period there shall be at least one fiscal quarter in which no Cure Right is exercised and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Section 10.1.
     In the event that any of the Investors elect to exercise a Cure Right (as defined in the McJunkin Opco Term Loan Credit Agreement) (such Cure Right, a “McJunkin Opco Cure Right”) pursuant to the McJunkin Opco Term Loan Credit Agreement and the Borrower is in compliance with the requirement of covenant set forth in Section 10.1 without giving effect to the Cure Amount (as defined in the McJunkin Opco Term Loan Credit Agreement) (such Cure Amount, the “McJunkin Opco Cure Amount”) of such McJunkin Opco Cure Right, then the exercise of such McJunkin Opco Cure Right shall not be deemed an exercise of a Cure Right under this Agreement.
     In the event that any of the Investors elect to exercise both a Cure Right pursuant to this Section 12.1 and a McJunkin Cure Right pursuant to the McJunkin Opco Term Loan Credit Agreement, then the McJunkin Cure Amount of such McJunkin Cure Right shall be deemed to be the Cure Amount of such Cure Right and such deemed Cure Amount shall not breach clause (ii) of the proviso in the second paragraph of this Section 12.
               SECTION 13. The Administrative Agent
     13.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. The provisions of this Section 13 are solely for the benefit of the Agents, any sub-agent and the Lenders and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.
          (b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as its agent under this Agreement and the other Credit Documents, and the Administrative Agent and each Lender irrevocably authorize the Collateral Agent, in such capacity, (i) to take such action on their behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto and (ii) to enter into any and all of the Security Documents (including, for the avoidance of doubt, the Intercreditor Agreement) together with such other documents as shall be necessary to give effect to (x) the ranking and priority of Indebtedness contemplated by the Intercreditor Agreement and (y) the Collateral contemplated by the other Security Documents, on its behalf. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Intercreditor Agreement to the same extent as if it were a party thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Administrative Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
          (c) The Syndication Agent, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.
     13.2 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 13.2 and of Section 13.7 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 13 and Section 14.5 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to Borrower, Lender or any other Person and neither Borrower nor any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     13.3 General Immunity. (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of Borrower, or for the financial condition or business affairs of Borrower, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing other than to the extent required under this Agreement. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amount thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 14.1) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 14.1)
     13.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice,

consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     13.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).
     13.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliate.
     13.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent and any sub-agent thereof, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including legal fees and costs), expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent or such sub-agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent or such sub-agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s or such sub-agent’s gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder.
     13.8 Agents in their Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent or any sub-agent thereof in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent and any sub-agent thereof shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent or any sub-agent thereof in its individual capacity. Any Agent or any sub-agent thereof and its respective Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
     13.9 Successor Agents. The Administrative Agent may resign as Administrative Agent and the Collateral Agent may resign as Collateral Agent upon 20 days’ prior written notice to the

Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent or the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent or successor Collateral Agent, as applicable, which successor agent in each case, shall be approved by the Borrower (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement and the other Credit Documents.
     13.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
     13.11 REPORTS AND FINANCIAL STATEMENTS; DISCLAIMER BY LENDERS. By signing this Agreement, each Lender:
     (a) is deemed to have requested that the Agents furnish such Lender, promptly after it becomes available, (i) a copy of all financial statements to be delivered by the Borrower hereunder, (ii) a copy of any notice of Default or Event of Default received by such Agent and (iii) a copy of each Report;
     (b) expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

     (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and will rely significantly upon the Borrower’s books and records, as well as on representations of the Borrower’s personnel;
     (d) agrees to keep all Reports confidential in accordance with Section 14.16; and
     without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Person or Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Person or Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable costs of counsel) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
               SECTION 14. Miscellaneous
     14.1 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive or reduce any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only), 2.4 (with respect to the ratable disbursement of funds), 3 and 14.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 13 without the written consent of the then-current Administrative Agent, or, (iv) release all or substantially all of the Collateral under the Security Agreement or the Pledge Agreement without the prior written consent of each Lender, or (v) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby; or (vi) amend, modify or waive any provisions hereof relating to the Administrative Agent in a manner that directly and adversely affects it rights and obligations hereunder without the written consent of the Administrative Agent; or (x) amend, modify or waive any provisions hereof relating to the Collateral Agent in a manner that directly and adversely affects it rights and obligations hereunder without the written consent of the Collateral Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
     Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
     Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans.
     In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such

Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
     14.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (a) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower or the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, and 5.1 shall not be effective until received.
     14.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     14.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

     14.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Latham & Watkins LLP, one local counsel in each relevant local jurisdiction and such additional counsel to the extent consented to by the Borrower, (b) to pay or reimburse each Lender, and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, Collateral Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), (c) to pay, indemnify, and hold harmless each Lender, and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, and Agent and their respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel), related to the Dividend Transactions or with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials or any other Environmental Claims involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their Related Parties with respect to indemnified liabilities to the extent attributable to the bad faith, gross negligence or willful misconduct of, or material breach of the Credit Documents by, the party to be indemnified or any of its Related Parties. All amounts payable under this Section 14.5 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. No Person indemnified under this Section 14.5 shall be liable for any special, indirect, consequential or punitive damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder
    14.6 Successors and Assigns; Participations and Assignments(a) . (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this

Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 14.6), pledges to the extent provided in paragraph (d) of this Section 14.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)             (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (which consent shall not be unreasonably withheld or delayed; provided that it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (unless increased costs would result therefrom at any time when no Event of Default under Section 11.1 or Section 11.5 is continuing) or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee;
     (B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or, in the case of assignments in connection with the initial syndication of Commitments and Loans only, the Co-Lead Arrangers.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, or assignments in connection with the initial syndication of Commitments and Loans (in amounts, and to such Persons, as previously agreed between the Borrower and the Co-Lead Arrangers), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds or by a single assignor made to Affiliates or related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”);
     (E) neither Sponsor nor any Affiliate of Borrower or Sponsor other than any Sponsor Affiliated Lender or Sponsor Affiliated Institutional Lender may be a permitted assignee (and Administrative Agent shall not consent to any such other Person); and
     (F) the Assignment and Acceptance with respect to each assignment involving a Sponsor Affiliated Lender or a Sponsor Affiliated Institutional Lender shall include the provisions described in the definitions thereof; and
     (G) the Assignment and Acceptance with respect to each Borrower Purchase and each Sponsor Purchase shall include a representation that Borrower or Sponsor Affiliated Lender shall comply with the provisions of Section 3 hereof.
     For the purpose of this Section 14.6(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 14.6.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 14.6, and any written consent to such assignment required by paragraph (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
(c)           (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 under subsections (i) and (iv) that affects such Participant. Subject to paragraph (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
     (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit L evidencing the Term Loans, respectively, owing to such Lender.
     (e) Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
     14.7 Replacements of Lenders under Certain Circumstances(a) . (a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     (b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall grant such consent. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6; provided, that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee referred to therein.
     14.8 Adjustments; Set-off(a) . (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. For the avoidance of doubt, the parties hereto agree that the provisions of this Section 14.8(a) shall not be construed to apply to (i) any payment made by Borrower pursuant to and in accordance with Section 3 of this Agreement and (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
     (b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the

Borrower to the extent permitted by applicable law, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld) upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
     14.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     14.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     14.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
     14.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     14.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.
     14.14 Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
     (b) neither the Administrative Agent nor the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
     14.15 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     14.16 Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may (i) make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower, (ii) make disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any pledgees referred to in Section 14.16(d) or by direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by provisions that in substance are the equivalent to those in this Section 14.16), (iii) make disclosure of such information reasonably required by any lender or other Person providing financing to such Lender (provided such lenders or other Persons are advised of the confidential nature of such information and agree to keep such information confidential on terms consistent with this Section 14.16), and (iv) make disclosure to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information received by it from any of the Agents or any Lender.
     14.17 Direct Website Communications.
     (a)           (i) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under the Credit Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to lpgloans@lehman.com or such other email address as disclosed in writing to the Borrower. Nothing in this Section 14.17 shall prejudice the right of the Borrower, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
        (ii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
     (b) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 14.16.
     (c) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the platform. In no event shall the Administrative Agent, the Collateral Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.
     (d) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall be under no obligation under this Section 14.17 (d) to indicate any document or notice as containing only publicly available information.

     14.18 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
[Signature Pages Follow]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MCJUNKIN RED MAN HOLDING CORPORATION
By:	/s/ CRAIG KETCHUM
	Name:	Craig Ketchum
	Title:	Chief Executive
MCJUNKIN RED MAN HOLDING CORPORATION
Credit Agreement

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent and as Collateral Agent
By:	/s/ LAURIE PERPER
	Name:	Laurie Perper
	Title:	Managing Director

MCJUNKIN RED MAN HOLDING CORPORATION
Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Lead Arranger, Joint Bookrunner and Syndication Agent
By:	/s/ BRUCE MENDELSOHN
	Name:	Bruce H. Mendelsohn
Title:

By:
Name:
Title:

MCJUNKIN RED MAN HOLDING CORPORATION
Credit Agreement

LEHMAN BROTHERS INC., as Co-Lead Arranger and Joint Bookrunner

By:	/s/ LAURIE PERPER
	Name:	Laurie Perper
	Title:	Managing Director

MCJUNKIN RED MAN HOLDING CORPORATION
Credit Agreement

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender
By:	/s/ DARREN S. LANE
	Name:	Darren S. Lane
	Title:	Operations Officer

MCJUNKIN RED MAN HOLDING CORPORATION
Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Lender

By:	/s/ BRUCE MENDELSOHN
Name: BRUCE H. MENDELSOHN
Title:   AUTHORIZED SIGNATORY

By:
Name:
Title:

MCJUNKIN RED MAN HOLDING CORPORATION
Credit Agreement

SCHEDULE 1.1(C) COMMITMENTS OF LENDERS

Lender	Commitment Amount
LEHMAN BROTHERS COMMERCIAL BANK		$157,500,000
GOLDMAN SACHS CREDIT PARTNERS L.P.		$292,500,000
	Total: $	450,000,000

SCHEDULE 1.1(D) — EXCLUDED SUBSIDIARIES
McJunkin Receivables Corporation
Red Man Pipe & Supply International, Ltd.

SCHEDULE 1.1(E) — COST SAVINGS
Not Applicable.

SCHEDULE 8.12 SUBSIDIARIES

Material
Subsidiary
Name	Owner	Type	(Y/N)

McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	McJunkin Red Man Holding Corporation	corporation	Y

MRM West Virginia Management Company	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	N

MRM Oklahoma Management LLC	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	limited liability company	N

McJunkin Appalachian Oilfield Supply Company	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	Y

McJunkin Nigeria Limited	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	N

McJunkin Development Corporation	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	N

McJunkin-Puerto Rico Corporation	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	N

McJunkin Receivables Corporation	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	N

McJunkin-West Africa Corporation	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	N

Milton Oil & Gas Company	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	N

Greenbrier Petroleum Corporation	Milton Oil & Gas Company	corporation	N

Ruffner Realty Company	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	N

Midway-Tristate Corporation	McJunkin Appalachian Oilfield Supply Company	corporation	Y

West Oklahoma PVF Company	McJunkin Red Man Corporation (f/k/a McJunkin Corporation)	corporation	Y

McJunkin de Angola, Lda	McJunkin — West Africa Corporation (49%)/McJunkin Development Corporation (51%)	limited liability company	N

Red Man Pipe & Supply Co.	West Oklahoma PVF Company	corporation	Y

Wesco Acquisition Partners, Inc.	Red Man Pipe & Supply Co.	corporation	N

Red Man Pipe and Supply Canada, Ltd.	Red Man Pipe & Supply Co.	corporation	Y

Midfield Supply ULC	Red Man Pipe and Supply Canada, Ltd.	corporation	Y

Midfield Supply USA, Ltd.	Midfield Supply ULC	corporation	N

Mega Production Testing Inc.	Midfield Supply ULC	corporation	N

Northern Boreal Supply Ltd.	Midfield Supply ULC	corporation	N

Red Man Pipe & Supply International, Ltd.	Red Man Pipe & Supply Co.	corporation	N

Hagan Oilfield Supply Ltd.	Midfield Supply ULC	corporation	N

1048025 Alberta Ltd.	Midfield Supply ULC	corporation	N

1236564 Alberta Ltd.	Midfield Supply ULC	corporation	N

SCHEDULE 9.9 — CLOSING DATE AFFILIATE TRANSACTIONS
None.

SCHEDULE 9.17(B) POST CLOSING ITEMS

1.	The Borrower shall deliver to the Collateral Agent within five (5) Business Days after the Closing Date an original share certificate for 100 shares of McJunkin Red Man Corporation issued in favor of McJunkin Red Man Holding Corporation and, to the extent the stock power delivered to the Collateral Agent on the Closing Date does not accurately describe such share certificates, an executed stock power with respect to such share certificate.

2.	Concurrently with the delivery of the share certificate described in paragraph 1 above, the Borrower shall deliver to the Collateral Agent an updated Perfection Certificate and Schedule 1 to the Pledge Agreement to reflect the new certificate number, in form and substance reasonably acceptable to Collateral Agent.